UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the registrant ☐

Filed by a party other than the registrant ☒

☐ Check the appropriate box:

☐ Preliminary Proxy Statement.

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐ Definitive Proxy Statement.

☐ Definitive Additional Materials.

☒ Soliciting Material Under Rule 14a-12.

IMH SECURED LOAN FUND, LLC
(Name of Registrant as Specified in Its Charter)

THE COMMITTEE TO PROTECT IMH SECURED LOAN FUND
LGM CAPITAL PARTNERS LLC
G. LOUIS GRAZIADIO III
WILLIAM R. LANG
TODD A. MIKLES
RONALD TUCEK
CLIFF RATLIFF
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1 1(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount Previously Paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

The following Press Release was distributed on May 18, 2010

FOR IMMEDIATE RELEASE

The Committee to Protect IMH Secured Loan Fund Issues Open Letter
To Members of IMH Secured Loan Fund, LLC

LOS ANGELES, CA, May 18, 2010 — The Committee to Protect IMH Secured Loan Fund announced today that it issued an open letter urging members of IMH Secured Loan Fund, LLC not to respond to the Fund’s  request that its members consent to the conversion transactions described in the Fund’s Consent Solicitation/Prospectus.

The complete text of the letter to members follows:

May 18, 2010

Dear Members of IMH Secured Loan Fund, LLC:

You should be aware that the current management of IMH Secured Loan Fund, LLC is soliciting your consent to transactions that would convert the Fund into a Delaware corporation named IMH Financial Corporation and use the new corporation to buy out Investors Mortgage Holdings Inc., the Fund’s current manager, as well as all of the outstanding membership interests of IMH Holdings, LLC, an entity affiliated with the current manager.  The Committee to Protect IMH Secured Loan Fund strongly believes that the conversion transactions proposed by the current manager are not in your best interest.

The Committee is comprised of LGM Capital Partners LLC, a limited liability company formed by G. Louis Graziadio III, Todd A. Mikles and William R. Lang, as well as two current members of the Fund.  Messrs. Graziadio, Mikles and Lang are highly qualified and experienced finance and real estate professionals. Principals of our Committee were contacted by existing members of the Fund with their concerns about the proposed conversion transactions. In response to these concerns, we formed the Committee.  THE COMMITTEE INTENDS TO SOLICIT THE CONSENT OF THE FUND’S MEMBERS TO (I) REVOKE ANY CONSENTS PREVIOUSLY SUBMITTED TO THE FUND IN SUPPORT OF THE FUND’S PROPOSED CONVERSION TRANSACTIONS AND (II) REPLACE THE CURRENT MANAGER, INVESTORS MORTGAGE HOLDINGS INC., WITH LGM CAPITAL PARTNERS LLC OR ITS AFFILIATE AS THE NEW MANAGER OF THE FUND.

Soon you will be receiving consent solicitation material from our Committee, along with a BLUE consent card. We urge you to refrain from returning any consent to the Fund until you have had an opportunity to review our Committee’s solicitation materials.

The Committee believes that the current manager of the Fund, Investors Mortgage Holdings Inc., has been ineffective and that the proposed conversion transactions are just an ill-conceived and self-interested way for the principals of the current manager to liquidate their entity at your expense.  Consider the following:

•
During the period from 2005 through 2009, the current manager received total fees of $93,027,000, of which $63,683,000 has been received just since 2007.  Meanwhile, the value of the Fund has significantly decreased during this same period.  Specifically, while the Fund has raised an aggregate of $730,000,000 of capital from its members, their equity had fallen to $322,000,000 by the end of 2009.  Additionally, the Fund’s cash has decreased from $73,600,000 in 2007 to $963,000 at December 31, 2009 and the default rate on the entire portfolio of the Fund’s loans as of December 31, 2009 was 97.7%.  Real estate owned as of December 31, 2008 and 2009 was $62,781,000 and $104,231,000 respectively.  The above graph shows the percentage (by dollar amount) of the Fund’s loans that have gone into default during the period from 2005 through 2009.

•
As the Fund has disclosed, the current manager and its lead executives have limited knowledge and experience with managing and developing real estate.  We are concerned that the current manager is ill equipped to handle the volume of mortgage assets that have been and that we expect will be converted to real estate owned.  In fact, the current manager has stated that they may not be able to manage the development process in a timely or cost-effective manner or at all.

•
The current manager has indicated that if the conversion transactions do not go forward, it may resign unless its management fee structure is changed to an asset management fee of 1.5% to 2.0% of the cost basis of the total assets under management, and a carried interest fee of 20% of net earnings over a “to be specified” hurdle rate.  The current manager is not a hedge fund manager or a workout team, and in our opinion, it should not be compensated as such.  Moreover, if this fee structure is not approved, the current manager warns that its resignation would require the Fund members “to engage a new Manager whose fee structure may be in excess of that sought by the Manager.”  Our consent solicitation will offer you an alternative to replace the current manager with a new manager, LGM Capital Partners LLC, that intends to resume making distributions to the members of the Fund as soon as practicable and that will provide a well thought out strategy, the experience required to maximize the value of your investment and a fee structure that better aligns the fees paid to the new manager with the success of the Fund.  We recognize that you have not received distributions from the Fund since the second quarter of 2009 and our plan will be to resume making distributions to members of the Fund as soon as practicable.

•
Now that the earnings of the current manager are in decline and the Fund has little or no cash with which to make loans and generate further fees for themselves, the current manager has decided to sell itself to the Fund.   The executives of the current manager who devised and executed the business strategy that has resulted in the substantial loss of value of the Fund are now asking you to let them continue as executives overseeing your investment in a new corporation and to further benefit themselves at your expense.  Ask yourself:  why should you continue to trust the current manager’s executives with your investment and reward the individuals who are responsible for the Fund losing over $400,000,000 of your investment while they have profited handsomely from fees in the process?  Why would you hire these executives as managers of your investment in the Fund when the portfolio of loans they have underwritten using your investment has a 97.7% default rate as of December 31, 2009?

•
If the current manager’s proposed conversion transactions are allowed to proceed, the current manager intends to conduct an initial public offering of shares in the new corporation.  It is questionable whether this company, in the current market environment and with its track record of a 97.7% loan default rate, will be able to conduct a successful public offering and provide distributions and liquidity to its members.  Even if an initial public offering does occur, members will be subject to transfer restrictions for up to a year following the initial public offering.  Additionally, an initial public offering would dilute existing members and there is no telling how much dilution you will suffer because the current manager has not proposed a minimum price for the initial public offering.  Further, if the conversion transactions and the initial public offering are allowed to proceed, the current manager intends to market and sell a significant portion of the Fund’s assets and to use the proceeds from such sales and the initial public offering to continue its flawed execution of its business strategy.  Given the current manager’s track record and its inability to effectively underwrite risk, we believe that with the current management team this is the wrong strategy.

•
The Fund is not managed by an independent board of directors and the conversion transactions were not negotiated at arm’s length by disinterested parties.  Instead, the current manager acted on behalf of the Fund in approving and recommending the conversion transactions.  The current manager does not own any membership units in the Fund and the current manager’s principals own less than 1% of the Fund’s membership units.  Yet, in the conversion transactions, the Fund’s principals will be issued approximately 5.3% of the fully-diluted shares in the new corporation, subject to downward adjustment in connection with an anticipated net loss to be incurred by the current manager in the first quarter of 2010.  The Fund has stated that this consideration is expected to represent $17,900,000 in value, which in our opinion is an excessive amount given the current manager’s track record with your investment.  Indeed, the principals of the current manager will receive this new ownership without any new investment being made on their part, and only in exchange for the equity they hold in an entity with bleak revenue prospects that they have disclosed will realize a loss in the first quarter of 2010 and that has a track record of overseeing a steep decline in the value of your investment.  The Committee strongly disagrees with the further enrichment of the principals of the current manager at your expense.  Furthermore, the current manager has concluded that the conversion transactions do not constitute a “roll-up transaction” under the Fund’s operating agreement, which conveniently eliminates certain important appraisal rights and other protections the members would otherwise be entitled to under the Fund’s operating agreement.

•
The current manager’s proposed conversion transactions will convert your membership interests into shares in a new corporation. The Fund then intends to make a tax election to reduce the tax basis of those shares received by investors to fair market value, resulting in a lower tax basis in your shares.   The Fund has reported that this election will result in the inability of the Fund's members to directly realize your portion of the $408,515,000 loss that otherwise would pass through to the investors. You should consult your tax advisor for a full understanding of the particular tax consequences of this proposal.

YOU SHOULD SEND A MESSAGE TO THE CURRENT MANAGER THAT YOU WILL NOT REWARD ITS INEFFECTIVE MANAGEMENT: REJECT THE CONVERSION TRANSACTIONS AND REPLACE THE CURRENT MANAGER.

We are offering you a value-enhancing alternative.  The Committee plans to request consents from the members of the Fund to replace the current manager with LGM as the new manager of the Fund.  LGM’s strategy is to stop the erosion of the Fund’s assets and create value for the benefit of the members by effectively managing the real estate and mortgage assets currently held by the Fund.  Unlike the current manager, who admits to not having a loan workout team and to having only limited knowledge of managing and developing real estate, the principals of LGM have the requisite skill sets, track record and network of professionals to execute this plan and manage the Fund’s assets with a view to maximize the value of each member’s investment and recommence distributions to the Fund’s investors.  Furthermore, unlike the current manager, LGM is willing and able to accomplish these goals within an appropriate management fee structure.

LGM’s team of experienced professionals brings years of experience and relationships necessary to resolve the complex problems the Fund is facing today. LGM has prepared a business strategy that the Committee believes will maximize the value of the members’ investment in the Fund. Our priorities will be:

•
Asset Stabilization – As of December 31, 2009, 97.7% of the loans originated by the current manager were in default. With virtually all of the Fund’s loans in default, LGM will first conduct an asset-by-asset evaluation of the Fund’s portfolio, which may include inspecting collateral, meetings with individual borrowers and guarantors and reviewing the regulatory, engineering, construction and marketing status of specific properties. Through this process, LGM will make assessments of the likelihood of recovery on defaulted loans and the likely timetable to achieve each recovery. LGM will identify which loans can be modified into performing status or analyze alternatives to minimize losses and promote recoveries on those loans which are not suitable for restructuring. Loan restructurings will facilitate borrowers’ resumption of interest payments and maximize cash flow to the Fund.  Further, and subject to the completion of satisfactory due diligence, LGM intends to provide a $5,000,000, low interest, bridge loan to the Fund, which may be used to pay expenses associated with the stabilization of the Fund’s assets.

•
Strategic Management – LGM intends to manage the Fund’s assets proactively with the primary objective of preserving and enhancing value through effective hands-on management and strategic repositioning of the Fund’s assets. LGM plans to generate revenue for the Fund from three sources: (i) interest payments and fees on performing loans; (ii) income from strategic management of non-performing loans and real estate owned; and (iii) income derived from joint ventures with outside developers in an effort to turn non-performing assets into performing assets.  We believe this will position us to recommence distributions to the Fund’s investors.

•
Increasing Equity and Cash Flow – LGM will continually assess, develop and implement appropriate strategies with the goal of resuming distribution payments to the members of the Fund, which strategies may include capitalizing on undervalued assets and seeking opportunities to originate low leverage first mortgage loans on commercial, industrial, multi-family and special purpose properties. LGM plans to generate cash flow from interest and fees on performing loans, strategic management of non-performing assets and joint venture income.

The current manager has overseen a steep decline in value of the Fund, while earning significant fees and without owning any membership interest in the Fund.  By contrast, the members of the Committee have, and will continue to have, a vested interest in the success of the Fund through ownership of membership units, and upon successful completion of the Committee’s consent solicitation, through a $5 million bridge loan that LGM intends to make to the Fund in connection with the stabilization of the Fund’s assets, subject to the completion of satisfactory due diligence.

LGM’s experienced teams of real estate and lending professionals bring years of experience to solve problems in the Fund without the costly engagement of third parties.  LGM and its affiliates are fully staffed and qualified to handle every aspect of the Fund’s asset lifecycle.  LGM employs asset managers, property managers, investor relations, construction managers, underwriters, analysts, credit officers, workout specialists, loan servicers and on staff legal and accounting professionals.

About LGM Capital Partners LLC

•
The members of LGM collectively have over 75 years of broad-based real estate and financial experience, including all aspects of real estate workouts, such as restructuring mortgages, maximizing cash flow from underperforming loans and properties, and entitling and developing raw land.  Our members also have extensive experience in underwriting and loan origination, distressed asset investing and management turnarounds, all skill sets that we believe will be integral to a successful refocusing of the Fund.

•
LGM’s group of executives is led by G. Louis Graziadio III. Mr. Graziadio has over 39 years of experience in the financial services, real estate management, real estate development and construction industries. Mr. Graziadio was a director of Imperial Bancorp, parent company of Imperial Bank, a Los Angeles based commercial bank, which merged with Comerica Bank in January, 2001.  He previously has managed the turn around of troubled companies.

•
William R. Lang, a certified public accountant has over 25 years of experience in business combinations, mergers, acquisitions, divestitures and reorganizations.  Mr. Lang was a Managing Director of Ronald Blue and Company, a diversified investment management and financial services firm with over $3.5 billion in assets under management, from 1999 until May 2005.

•
Todd A. Mikles is the Chief Executive Officer of Sovereign Capital Management, Inc., a San Diego based real estate investment company that operates properties across the United States.  Mr. Mikles has extensive experience with complex real estate transactions ranging from entitlements, development and strategic repositioning of non-performing assets.

Soon you will be receiving the Committee’s consent solicitation statement and BLUE consent card.  To have your vote counted for the Committee’s proposals you will need to complete and return the BLUE consent card.  You deserve the opportunity to review the Committee’s consent solicitation materials and decide for yourself who will best serve your interests.

The Committee strongly urges members NOT to respond to any solicitation made by the Fund, the current manager or their solicitors and NOT to return a consent card approving the Fund’s proposals.

We appreciate your support, and if you have any questions, please call the firm assisting us, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

Sincerely,

The Committee to Protect IMH Secured Loan Fund

ADDITIONAL INFORMATION

The Committee to Protect IMH Secured Loan Fund intends to make a preliminary filing with the Securities and Exchange Commission of a consent solicitation statement and accompanying consent card to be used to solicit (a) consent revocations from the members of IMH Secured Loan Fund, LLC, with respect to the conversion transactions proposed by the Fund and its current manager and (b) consents from the Fund’s members in support of the removal and replacement of the current manager, Investors Mortgage Holdings Inc., with LGM Capital Partners LLC or its affiliate, as the new manager of the Fund.

THE COMMITTEE STRONGLY ADVISES ALL MEMBERS OF THE FUND TO READ THE CONSENT SOLICITATION STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. SUCH CONSENT SOLICITATION STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO:

Innisfree M&A Incorporated
Toll Free: 1-888-750-5834
Banks and Brokerage Firms Call Collect: 1-212-750-5833

The participants in the consent solicitation are expected to be LGM Capital Partners LLC, a Delaware limited liability company, and LGM Capital Partners LLC’s members, G. Louis Graziadio III, William R. Lang and Todd A. Mikles, as well as two members of the Fund, Ronald Tucek and Cliff Ratliff.  None of the participants has any direct or indirect interests in the matters to be acted upon pursuant to the consent solicitation other than as a member of the Fund or with respect to the proposal to elect and admit LGM Capital Partners LLC or its affiliate as the new manager of the Fund.  As of the date hereof, participants collectively own an aggregate of 25 membership units of the Fund, consisting of the following: (1) 20 membership units held by Ronald Tucek, of which LGM Capital Partners LLC owns the economic and beneficial ownership interest in 1 membership unit and (2) 5 membership units held by Cliff Ratliff.  More information about the participants and their interests will be set forth in the preliminary consent solicitation statement that will be filed by the Committee with the Securities and Exchange Commission.

5